EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT ("Agreement") made this 27th day of December 2005 ("Effective Date"), by and between Positron Corporation (the "Company") and Joseph G. Oliverio ("Employee").

RECITALS:

WHEREAS, the Company is engaged in the business of manufacturing, research and development, sales and service of Positron Emission Tomography (PET) products and technologies;

WHEREAS, the Company wishes to employ Employee as an Employee upon the terms hereinafter set forth; and

WHEREAS, Employee wishes to be so employed by the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1.    Employment/Duties: The Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as President of the Company. Employee shall perform such duties and responsibilities as are from time to time assigned to Employee by the Chairman of the Board of Directors of the Company and shall report directly to the Chairman of the Board. Such duties and responsibilities shall include full authority (i) to shape and implement the strategic business plan of the Company; (ii) to direct the development and monitoring of operating goals and objectives; (iii) to oversee financial operations and (iv) to provide leadership, direction and administration of all aspects of Company activities, in all cases subject to the supervision and authority of the Company's Board of Directors. Employee agrees to devote sufficient attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees to the best of his knowledge. Without limiting the generality of the foregoing, Employee shall perform the duties associated with the position of President.

During the Term of this Agreement, including any renewals hereof, Employee shall be a voting member of the Board of Directors of the Company and entitled to such compensation as may be provided by the Company to Board members,

Upon consultation with the Board of Directors of the Company, Employee may serve on the boards or committees of corporate, civic or charitable organizations so long as such activities do not interfere materially with the performance of his duties and responsibilities hereunder. Additionally, Employee shall be permitted to act and serve as an officer, director, general partner, equity owner, or other principal or fiduciary of other entities or ventures, whether related or unrelated to the Company, provided such activities are not in direct competition with the Company and do not interfere materially with the performance of his duties and responsibilities hereunder.

Company shall provide suitable office space and equipment, and mutually agreeable office personnel, including without limitation, personal secretarial and other assistance, at the offices of the Company, to enable Employee to perform his duties hereunder, Employee shall perform the services required hereunder at offices currently located at Niagara Falls, New York, and at such other mutually agreeable Company sites, except for required travel in furtherance of Company business.

2.    Term: The term of this Agreement shall be for a period of two (2) years commencing on the Effective Date and ending on December 27, 2007 (the "Initial Term"), unless terminated sooner pursuant to Section 7 of this Agreement. Thereafter the Agreement is subject to automatic renewals of two (2) successive one year periods (each a "Renewal Term" and collectively with the Initial Term, the "Term") unless Employee or Company notifies the other in writing of its election not to renew, such notice to be provided not less than ninety (90) days prior to the end of the Initial Term or the end of any Renewal Term.

3.    Compensation:

(a)    Base Compensation: For the services of the Employee to be rendered under this Agreement the Company shall pay Employee an initial base salary ("Base Compensation") of One Hundred Thousand Dollars ($100,000.00) on a pro-rated basis according to the Company's payroll schedule and subject to applicable withholdings and other payroll deductions. However, effective as of March 1, 2006 the Company shall pay the Employee Base Compensation of One Hundred Fifty Thousand Dollars ($150,000.00.), payable on a pro-rated basis according to the Company's payroll schedule and subject to applicable withholdings and other payroll deductions. The Company's Board of Directors will in good faith review Employee's performance and Base Compensation every six (6) months. The Base Compensation may be increased from time to time upon review by and within the sole and absolute discretion of the Board of Directors of the Company.

(b)    Stock Options. The Company shall grant to Employee an option to purchase 7,500,000 shares of the Company's common stock (as adjusted for stock splits, combinations and the like), at a price of $0.05 per share, determined by the Board of Directors to be the fair market value of such shares on the Effective Date. The option shall be granted pursuant to the Company's 2005 Stock Incentive Plan. Such options shall vest 2,000,000 of the shares subject to the option on the Effective Date, 2,000,000 shares on December 27, 2006 and 3,500,000 on December 27, 2007. The other terms and conditions of the Option shall be set forth in a stock option agreement in the form customarily utilized by the Company for the grant of options to similarly situated executives.

(c)    Other Benefits. Subject to the terms of the plans, Employee will be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans, vacation and sick leave, expense reimbursement and long-term incentive plans. Notwithstanding anything to the contrary set forth in this Agreement, any restricted stock awards, stock options or other equity incentives of the Company (including, without limitation, those outstanding at the time of termination of employment with the Company) shall be subject to the terms set forth in such long-term incentive plans, as such plan may be in effect from time to time, and in any restricted stock award, stock option or other agreements (including, without limitation, those provisions relating to vesting, exercisability, forefeitability), as may be entered into between Employee and the Company pursuant to such long-term incentive plans. Employee shall be entitled to such paid holidays as are provided to the Company's employees generally.

(d)    Compensation in Event of Disability. In the event Employee is not able to perform his duties as a result of personal injury, disability or illness, Employee shall be eligible to receive as a disability wage continuation payment from Company the percentage of Employee's Base Compensation than in effect in accordance with the following schedule: 100% thereof for the first three months of disability; 75% thereof for the next three months of disability; 50% thereof for the next three months of disability; and 25% thereof for the next three months of disability ("Disability Compensation").

In the event of such disability, there shall be offset against Employee's Disability Compensation (i) the proceeds of any disability insurance which the Company may provide, (ii) the proceeds of any disability insurance received as New York State Disability insurance benefits; and (iii) Social Security Disability Benefits.

For the purposes of this Agreement, Employee shall be deemed to be "Disabled" or have a "Disability" if, because of Employee's personal injury, disability or illness, he has been substantially unable to perform his duties hereunder for sixty (60) days in any one hundred eighty (180) day period. Employee shall be considered to have been substantially unable to perform his duties hereunder only if he is either (i) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (ii) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship.

The determination as to whether and when the Employee has suffered a personal injury, disability or illness so as to bring into effect the provisions of Section 3(c) or Section 7(4) of this Agreement shall be made by a physician mutually agreed upon by the Company and the Employee. Should they be unable to agree on a physician, the Company and the Employee shall each designate a physician specializing in the area of Employee's disability who together shall designate a third physician similarly qualified. The three physicians then shall make the determination regarding the Employee's condition with the opinion of the majority final and binding on the parties.

When the disabled Employee returns to work after exhausting his disability benefits hereunder, he shall not again be entitled to the full disability benefits provided for in this Section 3(c) unless and until he has returned to work for a period of at least two (2) consecutive years. Notwithstanding the foregoing, if the disabled Employee again becomes disabled after he has returned to work for a period of at least twelve (12) consecutive months, he shall be entitled to receive additional Disability Compensation at a reduced level of benefits in accordance with the following schedule: 50% of Employee's Base Compensation then in effect for the first three months of the second period of disability; 25% thereof for the next three months of disability; and 12½% thereof for the next three months of disability.

In the event the disabled Employee returns to work without having exhausted his disability benefits hereunder, and again becomes disabled within twelve (12) months after returning to work, Employee shall be entitled to receive his remaining, unused disability benefits hereunder during the second period of disability. Thereafter, he shall not again be entitled to the full disability benefits provided for in this Section 3(c) unless and until he has returned to work for a period of at least two (2) consecutive years..

4.    Vacation: Employee shall be entitled to receive (i) three (3) weeks paid vacation time per year for the first year of employment under this Agreement and (ii) four (4) weeks paid vacation time thereafter. Any vacation time which remains unused at the end of a year of employment may be carried over to a succeeding year. Upon expiration or termination of this Agreement, Employee shall receive a cash payment in lieu of the unused vacation time.

5.    Business Expenses: The Company will reimburse or advance Employee promptly for his reasonable and documented out-of-pocket business expenses for travel, meals and similar items incurred in connection with the performance of Employee's duties, and which are consistent with the Company's general policies in effect regarding the reimbursement of business expenses as the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Employee only upon the presentation to the Company of appropriate vouchers or receipts.

6.    Confidentiality, Non-Competition:

(a)    Employee acknowledges that: (1) the Company's industry is intensely competitive and that Employee's employment by the Company will require that Employee have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and, other trade secrets (the "Confidential Information"); and (2) the engaging by Employee in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such information and trade secrets. Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protected business interest of the Company. Accordingly, the Company and Employee agree as follows:

(b)    For purposes of this Section 6, the Company shall be construed to include the Company and its parents, subsidiaries and affiliates directly engaged in or involved with the business of manufacturing, research and development, sales and service of PET products and technologies, including any divisions managed by Employee.

(c)    During the Term of this Agreement and at all times after the termination of Employee's employment by expiration of the Term or otherwise, Employee shall not, without the Company's written consent, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose furnish, make available or utilize any of the Confidential Information, not generally available to the public, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Employee shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Employee agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

(d)    For a period of one (1) year after he ceases to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, Employee agrees that he will not, without the Company's written consent, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)    Solicit, from any customer doing business with the Company as of Employee's termination, business of the same or of a similar nature to the business of the Company with such customer;

(ii)    Solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within three (3) months prior to Employee's termination;

(iii)    Solicit the employment or services of, or hire, any person who was known to be employed by or was a known employee to the Company upon the termination of Employee's employment, or within three (3) months prior thereto; or

(iv)    Otherwise interfere with the business accounts of the Company.

(e)    Employee further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

7.    Termination:

(a)    Termination of Employment With Cause: In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Employee, to terminate his employment hereunder without any further liability or obligation to him in respect of his employment (other than its obligation to pay Base Compensation and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3(b) above) if Employee: (i) breaches any material provision of this Agreement; or (ii) has committed an act of gross misconduct in connection with the performance of his duties hereunder, as determined in good faith by the Board of Directors of the Company; or (iii) demonstrates habitual negligence in the performance of his duties, as determined by the Board of Directors of the Company; or (iv) is convicted of or pleads nolo contendere to any felony; or (v) is convicted of or pleads nolo contendere to any misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company, its reputation, or its business, as determined by the Board of Directors of the Company; or (vi) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder (a "Termination With Cause").

Notwithstanding the foregoing, no purported Termination With Cause pursuant to (i), (ii) or (iii) of this Section 7(a) shall be effective unless all of the following provisions shall have been complied with: (x) Employee shall be given written notice by the Board of Directors of the Company of the intention to effect a Termination With Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Cause is based; and (y) Employee shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Board of Directors of the Company.

(b)    Termination of Employment Without Cause: The Company may at any time, in its sole discretion, terminate the employment of Employee hereunder for any reason (other than those set forth in Section 7(a) above) upon written notice (the "Termination Notice") to Employee (a "Termination Without Cause"). In such event, the Company shall pay Employee an amount equal to the sum of the following:

(i)	any Base Compensation and vacation time accrued but unpaid as of the date of termination;

(ii)
subject to Section 7(1) below, an amount (the "Severance Payment") equal to Employee's monthly Base Compensation in effect on the date of termination for six (6) months payable as and when such amounts would have been due and payable hereunder had such termination not occurred (the "Severance Period");

(iii)
any portion of stock options that has become vested on or before the date of such termination or shall become vested on or before the end of the calendar year of such termination shall be exercisable in accordance with the terms of the applicable plan, and all unvested shares shall terminate; and

(iv)	any reimbursement for expenses incurred in accordance with Section 5.

Employee acknowledges that the payments and benefits referred to in both Section 3(b) and this Section 7, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Employee's employment under this Section 7, constitute the only payments which Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 7, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

(c)    Termination of Employment With Good Reason: In addition to any other remedies available to Employee at law, in equity or as set forth in this Agreement, Employee shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Employee: (a) a reduction in Employee's then current Base Compensation; or (b) a breach by the Company of any material provision of this Agreement (a "Termination With Good Reason").

Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 7(c) shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Employee of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after Employee first learns of such circumstances; and (ii) the Company shall have fifteen (15) days after receiving such notice in which to cure such grounds, to the extent such cure is possible.

In the event that a Termination With Good Reason occurs, then, subject to Section 7(f) below, Employee shall have the same entitlement to the amounts and benefits as provided under Section 7(b) for a Termination Without Cause.

Employee acknowledges that the payments and benefits referred to in both Section 3(b) and this Section 7, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Employee's employment under this Section 7(c), constitute the only payments which Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 7(c), and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment

(d)    Death; Disability: In the event that Employee dies or becomes Disabled (as defined herein) during the Term, Employee's employment shall terminate when such death or Disability occurs and the Company shall pay Employee (or his legal representative, as the case may be) as follows:

(i)	any Base Compensation and vacation time accrued but unpaid as of the date of death or termination for Disability;

(ii)	any reimbursement for expenses incurred in accordance with Section 3(b);

(iii)
any portion of stock options that has become vested on or before the date of such termination shall be exercisable in accordance with the terms of the applicable plan, and all unvested shares shall terminate; and

(iv)
an amount equal to Employee's monthly base Compensation in effect on such termination date for six (6) months, payable as and when such amounts would have been due and payable hereunder had such termination not occurred.

Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Employee's request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Employee recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Employee's request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Employee's employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination. Upon the expiration of any such rights, unless Employee has been restored to a position with the Company, he shall thereupon be considered terminated.

Employee acknowledges that the payments referred to in both Section 3(b) and this Section 7(d) together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Employee's employment under this Section 7(d), constitute the only payments which Employee (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

(e)    No Mitigation by Employee. Except as otherwise expressly provided herein, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Employee as the result of employment by another employer.

(f)    Severance Agreement and Release. In the event that Employee incurs a termination of employment pursuant to (i) a Termination Without Cause (as defined in Section 7(b) above), or (ii) a Termination With Good Reason (as defined in Section 7(c) above), payment by the Company of the amounts described in said sections shall be subject to the execution by Employee of the Company's standard severance agreement and release (the "Release"), a copy of which is attached hereto as Exhibit "A" and made a part hereof.

The Release shall be delivered to Employee, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by the Employee to the Company. Employee shall have a period of thirty (30) days after the effective date of termination of this Agreement (the "Consideration Period") in which to execute and return the original, signed Release to the Company. If Employee delivers the original, signed Release to the Company prior to the expiration of the Consideration Period, then the Severance Period shall be deemed to have commenced as of the first day of the Consideration Period and Employee shall be entitled to the amounts and benefits set forth in Section 7(b) or 7(c), as the case may be.

If Employee does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, then:

(i)
the Company shall pay Employee an amount equal to the sum of (i) any Base Compensation and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3(b);

(ii)	the Company shall have no obligation to (i) pay to Employee the Severance Payment (as that term is defined in Section 7(b)(ii) above; and

(iii)
any portion of stock options that has become vested on or before the date of such termination shall be exercisable in accordance with the terms of the applicable plan, and all unvested shares shall terminate.

(g)    Continued Compliance. Employee and the Company hereby acknowledge that the amounts or benefits payable by the Company under Sections 7(b)(ii), 7(c), and 7(d)(iv) are part of the consideration for Employee's undertakings under Article V below. Such amounts and benefits are subject to Employee's continued compliance with the provisions of Sections 6, 8 and 9 hereof, If Employee violates the provisions of such Sections, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 7(b)(ii), 7(c), and 7(d)(iv) on or after the date of such violation.

8.    Ownership of Company Property:

(a)    All Confidential Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but not limited to the right to make application for statutory protection. Employee hereby assigns to the Company any rights be may have or acquire in such Confidential Information. The parties hereto acknowledge that for the purpose of this subparagraph, the term "Confidential Information" does not include (i) information in the public domain not as a result of a breach of this Agreement, and (ii) information received by Employee at a time when Employee is no longer employed by the Company from a third party who is not subject to any confidentiality or nondisclosure obligation to the Company either by contract or operation of law.

(b)    (i)    Employee will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, source code and data, whether or not patentable, made or conceived or reduced to practice or learned by Employee, during the period and normal course of his employment (whether or not during normal working hours, and whether or not at the Company's premises) which are related to the Business of the Company, or result from tasks assigned Employee by the Company or result from use of premises or equipment owned, leased or contracted for by the Company (all of the foregoing shall be collectively herein called "Inventions"); and (ii) Employee hereby assigns to the Company any rights he may have or acquire is all Inventions, and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Company, as requested by the Company, and at no cost or expense to the Employee (and with compensation to be mutually agreed by the parties, acting reasonably if the Employee is no longer employed with the Company), to obtain and from time to time enforce patents, copyrights or other rights in said Inventions in any and all countries.

9.    Return of Company Property: Employee agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Employee.

10.    Each Party, the Drafter: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

11.    Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default

12.    Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.    Entire Agreement: The provisions contained herein (including any schedules, exhibits and documents delivered herewith or attached hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and replace any and all previous agreements between the parties, whether written or oral with respect to such subject matter.

14.    Independent Counsel: Employee and the Company each acknowledge that each of them has had the opportunity to seek independent legal counsel in connection with entering into this Agreement, and has either done so or has voluntarily chosen not to.

15.    Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:
Positron Corporation
1304 Langham Creek Dr. #300
Houston, TX 77084
If to Employee:
Joseph O. Oliverio
631 Morgan Dr.
Lewiston, N.Y. 14092
With a copy to:
Hurwitz & Fine, P.C.
1300 Liberty Building
Buffalo, New York 14202
Attention: Robert P. Fine, Esq.

Or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

16.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law rules.

17.    Descriptive Headings: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.    Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

POSITRON CORPORATION

By: /s/ Patrick G. Rooney Patrick G. Rooney Chairman of the Board	/s/ Joseph G. Oliverio Joseph G. Oliverio

EXHIBIT "A"

SEVERANCE AGREEMENT AND RELEASE

Employee hereby agrees to end his relationship with Positron Corporation (the "Company") on the following basis:

1.    In reliance on such representations and releases in this Agreement, Employee's relationship with the Company will end effective ________, _____ and he will be paid the amounts set forth in Section 7 of his Employment Agreement dated December 27, 2005.

2.    Employee represents that he is signing this Agreement voluntarily and with a full understanding of and agreement with its terms, for the purpose of receiving additional pay and benefits from the Company beyond that provided by normal Company policy.

3.    Employee agrees that he is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this Agreement, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in this Agreement.

4.    In consideration of this Agreement, Employee agrees to forever waive, release and discharge the Company, and each of its affiliated or related entities, organizations, corporations, shareholders, owners, directors, officers, employees, representatives, agents, attorneys, successors and assigns (collectively, "Released Parties") from any and all known and/or unknown claims, complaints, actions, grievances, controversies, disputes, suits, charges of discrimination or harassment, contracts or agreements of any nature whatsoever which you ever had, now have or may claim to have as of the moment you sign this Agreement, including but not limited to (a) any claim arising out of your relationship with the Company or the cessation of that relationship, (b) any claims for violations of the Texas Labor Code, claims for additional compensation, wages, salary, commissions, bonuses, expenses or benefits of any kind, or any additional claims with the Division of Labor Standards Enforcement, (c) any common law actions or torts, and/or (d) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act. You are not waiving rights to claims that may arise after you enter into this Agreement.

5.    In exchange for the additional pay and benefits provided in Paragraph 1, Employee agrees to refrain from making any disparaging or unfavorable comments, in writing or orally, about the Company, including but not limited to press releases, communication with employees, vendors, customers, professional references, and others.

6.    This Release shall be governed by the substantive law of the State of Texas. In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Release or in any way related to Employee's employment or termination of employment, the dispute shall be resolved by arbitration within the County of Houston, Texas, in accordance with the then existing rules for employment arbitration of the American Arbitration Association, and judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. The Arbitrator's decision in any such arbitration shall be final and binding on the parties. Employee intends that this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. The prevailing party in such arbitration shall recover its reasonable costs and attorneys' fees.

7.    Employee will have twenty-one (21) days to consider this Agreement, although he may sign it sooner than that if Employee so desires. Employee may also retain the right to revoke the Agreement at any time during the seven (7) day period following execution of the Agreement. The Agreement will not become effective or enforceable until such seven (7) day period has expired ("Effective Date").

8.    Employee agrees that the terms of this Agreement are confidential and he will not disclose to any other person any information contained herein with the exception of his tax and legal advisors and his immediate family. Employee acknowledges that he continues to be bound by the terms of confidentiality, non-competition and non-solicitation as stated in Section 6 of the Employment Agreement with the Company dated December 27, 2005.

9.    By signing below Employee acknowledges that (i) he has carefully read and considered the matters set forth in this Agreement, (ii) understands the terms of this Agreement, (iii) has had a sufficient opportunity to review this Agreement, and (iv) is signing this Agreement voluntarily for the purpose of receiving additional compensation beyond that provided by normal Company policy.

10.    Nothing contained in this Agreement or the fact that Employee has signed this Agreement shall be considered an admission of any liability whatsoever.

I HAVE READ THIS RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS RELEASE IS A LEGAL DOCUMENT AND WILL HAVE LEGAL CONSEQUENCES.

I AGREE TO THE ABOVE:

__________________________________
(Employee Signature)
__________________________________
(Print Name)
_______________________
(Date)

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